UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2015 (July 20, 2015)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 20, 2015, Sanchez Energy Corporation (the “Company”), each of SEP Holdings III, LLC (“SEP”), SN Marquis LLC (“SN Marquis”), SN Cotulla Assets LLC (“SN Cotulla”), SN Operating LLC (“SN Operating”), SN TMS, LLC (“SN TMS”), and SN Catarina LLC (“SN Catarina” and together with SEP, SN Marquis, SN Cotulla, SN Operating and SN TMS, collectively, the “Guarantors” and the Guarantors and the Company collectively, the “Loan Parties”), Royal Bank of Canada, as administrative agent (the “Administrative Agent”), and the lenders party thereto entered into a third amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 by and among the Company, the Guarantors, the Administrative Agent and the other agents and lenders party thereto (as amended, the “Credit Agreement”).

The Amendment, among other things, (a) permits the Loan Parties to (i) make direct and indirect investments of up to $10 million in an unrestricted subsidiary in connection with a joint venture to develop a midstream facility and (ii) enter into and perform certain commercial and financial support agreements with such joint venture and the other party to such joint venture on terms acceptable to the Administrative Agent, (b) permits the Loan Parties to (i) acquire an undivided interest in a midstream facility, (ii) make up to $80 million of direct and indirect investments in an unrestricted subsidiary in connection with a joint venture to develop, own and operate midstream assets to be entered into by such unrestricted subsidiary, (iii) enter into and perform midstream services agreements with the other party to such joint venture on terms acceptable to the Administrative Agent, (iv) enter into and perform financial support agreements with such joint venture and the other party to such joint venture on terms acceptable to the Administrative Agent, (v) if the Loan Party that acquires such undivided interest in a midstream facility so elects, exchange such undivided interest in whole or in part for equity interests in such joint venture in an amount equal to the lesser of (X) 2% of the equity interests in such joint venture and (Y) equity interests having a value no greater than $5 million, as determined by the Company in good faith at such time and (vi) retain and grant security interests over any such equity interests so acquired, (c) permits the Loan Parties to (i) dispose of certain midstream assets to an unrestricted subsidiary, (ii) dispose of such midstream assets or equity interests in such unrestricted subsidiary in exchange for consideration, up to 25% by value of which may include equity interests in the transferee and payment-in-kind notes issued by the transferee or, if equity interests in such transferee are not publicly traded, its parent entity that has issued publicly traded equity interests, (iii) retain such equity interests and payment-in-kind notes, (iv) retain joint and several liability in connection with such midstream assets to the extent required under the terms of the lease under which they were acquired and (v) enter into midstream services agreements with such transferee on terms acceptable to the Administrative Agent, (d) eliminates the covenant requiring that the Borrower maintain a ratio of consolidated EBITDA to consolidated net interest expense of not less than 2.25 to 1.0, (e) adjusts the limits on the Loan Parties entering into swap agreements relative to expected production from proved developed producing reserves and total proved reserves and permits the Loan Parties, within stated limits, to enter into swap agreements in connection with the contemplated acquisition of proved developed producing reserves and total proved reserves and (f) provides for other technical amendments.

From time to time, the agents, arrangers, book runners and lenders under the Credit Agreement and their affiliates have provided, and may provide in the future, investment banking, commercial lending, hedging and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, or may in the future receive, customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: July 24, 2015	By:	/s/ G. Gleeson Van Riet
G. Gleeson Van Riet
Senior Vice President and Chief Financial Officer